Exhibit 4(d)

EXECUTION VERSION

U.S. $500,000,000

CREDIT AGREEMENT

Dated as of January 19, 2021

among

PUBLIC SERVICE COMPANY OF OKLAHOMA

as the Borrower

THE LENDERS NAMED HEREIN
as Initial Lenders

and

SUMITOMO MITSUI BANKING CORPORATION
as Administrative Agent

SUMITOMO MITSUI BANKING CORPORATION
WELLS FARGO BANK, NATIONAL ASSOCIATION
PNC CAPITAL MARKETS LLC
KEYBANC CAPITAL MARKETS INC.
CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK
as Joint Lead Arrangers and Joint Bookrunners

2

EXHIBITS AND SCHEDULES

EXHIBIT A	------	Form of Notice of Borrowing

3

EXHIBIT B	------	Form of Assignment and Assumption
EXHIBIT C-1	------	Form of U.S. Tax Compliance Certificate (For Foreign Lenders
That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT C-2	------	Form of U.S. Tax Compliance Certificate (For Foreign Participants
That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT C-3	------	Form of U.S. Tax Compliance Certificate (For Foreign Participants
That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT C-4	------	Form of U.S. Tax Compliance Certificate (For Foreign Lenders
	------	That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT D	------	Form of Notice of Conversion
SCHEDULE I	------	Schedule of Initial Lenders
SCHEDULE 4.01(m)	------	Schedule of Significant Subsidiaries

CREDIT AGREEMENT
CREDIT AGREEMENT, dated as of January 19, 2021 (this “Agreement”), between PUBLIC SERVICE COMPANY OF OKLAHOMA, an Oklahoma corporation (the “Borrower”), the banks, financial institutions and other institutional lenders listed on the signatures pages hereof (the “Initial Lenders”), and SUMITOMO MITSUI BANKING CORPORATION (“SMBC”), as administrative agent (in such capacity, and together with its successors appointed pursuant to the terms of this Agreement, the “Administrative Agent”) for the Lenders (as hereinafter defined).
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01    Certain Defined Terms.

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Act” has the meaning specified in Section 4.01(l).
“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Advance” means an advance by a Lender to a Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance.
“AEP” means American Electric Power Company, Inc., a New York corporation.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.
“Agent Parties” has the meaning specified in Section 8.02(c).
“Agent’s Account” means the account of the Administrative Agent designated by the Administrative Agent to the Lenders and the Borrower and maintained by the Administrative Agent at Sumitomo Mitsui Banking Corporation with its office at 277 Park Avenue, New York,

New York 10172, or such other account of the Administrative Agent as the Administrative Agent may from time to time designate in a written notice to the Lenders and the Borrower.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption.
“Applicable Law” means (i) all applicable common law and principles of equity and (ii) all applicable provisions of all (A) constitutions, statutes, rules, regulations and orders of Governmental Authorities, (B) Governmental Approvals and (C) orders, decisions, judgments and decrees of all courts (whether at law or in equity or admiralty) and arbitrators.
“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.
“Applicable Margin” means a percentage, per annum, equal to (i) for Eurodollar Rate Advances, 0.80% and (ii) for Base Rate Advances, 0.00%; provided, that the Applicable Margin shall be increased, upon the occurrence and during the continuance of any Event Default, by 2.00% per annum.
“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means, collectively, SMBC, Wells Fargo Bank, National Association, PNC Capital Markets LLC, KeyBanc Capital Markets Inc. and Credit Agricole Corporate and Investment Bank, in their capacities as joint lead arrangers and joint bookrunners of the Facility.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 8.07), and accepted by the Administrative Agent, in substantially the form of Exhibit B hereto or any other form approved by the Administrative Agent.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a proceeding under any Debtor Relief Law, or has had a receiver, custodian, conservator, trustee,

administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets (including the Federal Deposit Insurance Corporation or any other Governmental Authority acting in a similar capacity) appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that, a Bankruptcy Event shall not result solely by virtue of any ownership interest, or acquisition of any equity interest, in such Person by a Governmental Authority so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm obligations under any agreement in which it commits to extend credit.
“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of the following rates then in effect:
(i)    the rate of interest established by the Administrative Agent from time to time as the Administrative Agent’s prime rate;
(ii)    1/2 of 1% per annum above the Federal Funds Rate;
(iii)    the rate of interest per annum equal to the Eurodollar Rate as determined on such day (or if such day is not a Business Day, on the next preceding Business Day) that would be applicable to a Eurodollar Rate Advance having an Interest Period of one month, plus 1%; and
(iv)    0%.
“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (i) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (ii) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (iii) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” has the meaning specified in the recital of parties to this Agreement.
“Borrowing” means a borrowing by the Borrower consisting of simultaneous Advances of the same Type, having the same Interest Period and ratably made or Converted on the same day by each of the Lenders pursuant to Section 2.02 or 2.09, as the case may be. All Advances to the Borrower of the same Type, having the same Interest Period and made or Converted on the same day shall be deemed a single Borrowing hereunder until repaid or next Converted.

“Borrowing Date” means the date of any Borrowing.
“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, “Business Day” also includes a day on which dealings are carried out in the London interbank market.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, implemented, adopted or issued.
“Charges” has the meaning specified in Section 8.18.
“Closing Date” means January 19, 2021.
“Commitment” means, for each Lender at any time on any day, the obligation of such Lender to make Advances to the Borrower in an aggregate amount no greater than the amount set forth on Schedule I hereto or, if such Lender has entered into any Assignment and Assumption, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(c), in each such case as such amount may be reduced from time to time pursuant to Section 2.04. The initial amount of each Lender’s Commitment as of the Closing Date is set forth on Schedule I hereto, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.
“Commitment Fee Rate” means 0.10%.
“Commitment Percentage” means, as to any Lender as of any date of determination, the percentage describing such Lender’s pro rata share of the Commitments set forth in the Register from time to time; provided that in the case of Section 8.16 when a Defaulting Lender shall exist, “Commitment Percentage” means the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Commitment Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.
“Commitment Period” has the meaning specified in Section 2.01.

“Commitments” means, at any time on any day, the aggregate amount for all Lenders of each Lender’s Commitment then in effect hereunder. The initial amount of the Commitments hereunder on the Closing Date is $500,000,000.
“Communications” has the meaning specified in Section 8.02(b).
“Confidential Information” means information that the Borrower furnishes to the Administrative Agent, the Arrangers or any Lender in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Administrative Agent, the Arrangers or such Lender from a source other than the Borrower.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by overall gross receipts or income, or net income (however denominated) or that are franchise Taxes, privilege Taxes, license Taxes or branch profits Taxes.
“Consolidated Capital” means the sum of (i) Consolidated Debt of the Borrower and (ii) the consolidated equity of all classes of stock (whether common, preferred, mandatorily convertible preferred or preference) of the Borrower, in each case determined in accordance with GAAP, but including Equity-Preferred Securities issued by the Borrower and its Consolidated Subsidiaries and excluding the funded pension and other postretirement benefit plans, net of tax, components of accumulated other comprehensive income (loss).
“Consolidated Debt” of the Borrower means the total principal amount of all Debt described in clauses (i) through (v) of the definition of Debt and Guaranties of such Debt of the Borrower and its Consolidated Subsidiaries, excluding, however, (i) Debt of AEP Credit, Inc. that is non-recourse to the Borrower and its Consolidated Subsidiaries in respect of the sale of accounts receivable by the Borrower or its Consolidated Subsidiaries, (ii) Stranded Cost Recovery Bonds, and (iii) Equity-Preferred Securities not to exceed 10% of Consolidated Capital (calculated for purposes of this clause without reference to any Equity-Preferred Securities); provided that Guaranties of Debt included in the total principal amount of Consolidated Debt shall not be added to such total principal amount.
“Consolidated Subsidiary” means, with respect to any Person at any time, any Subsidiary or other Person the accounts of which would be consolidated with those of such first Person in its consolidated financial statements in accordance with GAAP.
“Consolidated Tangible Net Assets” means, on any date of determination and with respect to any Person at any time, the total of all assets (including revaluations thereof as a result of commercial appraisals, price level restatement or otherwise) appearing on the consolidated balance sheet of such Person and its Consolidated Subsidiaries most recently delivered to the Lenders pursuant to Section 5.01(i) as of such date of determination, net of applicable reserves and deductions, but excluding goodwill, trade names, trademarks, patents, unamortized debt discount and all other like intangible assets (which term shall not be construed to include such revaluations), less the aggregate of the consolidated current liabilities of such Person and its Consolidated Subsidiaries appearing on such balance sheet.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type, or the selection of a new, or the renewal of the same, Interest Period for Eurodollar Rate Advances, pursuant to Section 2.08 or 2.09.
“Debt” of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person’s business), (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iv) all obligations of such Person as lessee under leases that have been, in accordance with GAAP, recorded as capital leases, including, without limitation, the leases described in clause (iv) of Section 5.02(c), (v) all obligations of such Person in respect of reimbursement agreements with respect to acceptances, letters of credit (other than trade letters of credit) or similar extensions of credit, (vi) all Guaranties and (vii) all reasonably quantifiable obligations under indemnities or under support or capital contribution agreements, and other reasonably quantifiable obligations (contingent or otherwise) to purchase or otherwise to assure a creditor against loss in respect of, or to assure an obligee against loss in respect of, all Debt of others referred to in clauses (i) through (vi) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (A) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (C) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (D) otherwise to assure a creditor against loss.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
“Defaulting Lender” means, subject to Section 8.16(b), any Lender that (i) has failed to (A) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied, or (B) pay to any Recipient any other amount required to be paid by it hereunder within two Business Days of the date when due, (ii) has notified the Borrower or any Recipient in writing that it does not intend to comply with its funding obligations hereunder or generally under other agreements in which it commits to extend credit, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (iii) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that, such Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (iv) has (A) become the subject of a Bankruptcy Event or (B) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (i) through (iv) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 8.16(b)) upon delivery of written notice of such determination to the Borrower and each Lender.
“Disclosure Documents” means (i) the Borrower’s Report on Form 10-K, as filed with the SEC, for the fiscal year ended December 31, 2019, (ii) the Borrower’s Quarterly Report on Form 10-Q, as filed with the SEC, for the period ended September 30, 2020 and (iii) the Borrower’s Current Reports on Form 8-K, as filed with the SEC after the date of filing the Borrower’s Quarterly Report on Form 10-Q for the periods ended March 31, 2020, June 30, 2020 and September 30, 2020 but prior to the Closing Date.
“Dollars” and the symbol “$” mean lawful currency of the United States of America.
“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” on such Lender’s Administrative Questionnaire or in the Assignment and Assumption pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify in writing to the Borrower and the Administrative Agent.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 8.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 8.07(b)(iii)).
“Engagement Letter” means the Engagement Letter, dated as of January 6, 2021, among the Borrower and SMBC, as may be amended, supplemented or otherwise modified.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (i) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (ii) by any Governmental Authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Equity-Preferred Securities” means, with respect to any Person at any time, (i) debt or preferred securities that are mandatorily convertible or mandatorily exchangeable into common shares of such Person and (ii) any other securities, however denominated, including but not limited to hybrid capital and trust originated preferred securities, (A) issued by such Person or any Consolidated Subsidiary of such Person, (B) that are not subject to mandatory redemption or the underlying securities, if any, of which are not subject to mandatory redemption, (C) that are perpetual or mature no less than 30 years from the date of issuance, (D) the indebtedness issued in connection with which, including any guaranty, is subordinate in right of payment to the unsecured and unsubordinated indebtedness of the issuer of such indebtedness or guaranty, and (E) the terms of which permit the deferral of the payment of interest or distributions thereon to a date occurring after the Termination Date.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means, with respect to any Person, each trade or business (whether or not incorporated) that is considered to be a single employer with such entity within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code.
“ERISA Event” means (i) the termination of or withdrawal from any Plan by the Borrower or any of its ERISA Affiliates, (ii) the failure by the Borrower or any of its ERISA Affiliates to comply with ERISA or the related provisions of the Internal Revenue Code with respect to any Plan or (iii) the failure by the Borrower or any of its Subsidiaries to comply with Applicable Law with respect to any Foreign Plan.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” on such Lender’s Administrative Questionnaire or in the Assignment and Assumption pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify in writing to the Borrower and the Administrative Agent.
“Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, the interest rate per annum equal to the highest of: (i) 0% and (ii) the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards to the nearest 1/100th of 1% per annum) (A) the rate that appears on Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate that is quoted by another source selected by the Administrative Agent, reasonably acceptable to the Borrower, that has been approved by ICE Benchmark Association as an authorized information vendor for the purpose of displaying the rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (for purposes of this definition, an “Alternate Source”) at approximately 11:00 A.M., London time, two Business Days prior to the first day of such Interest Period as the London interbank offered rate for Dollars for an amount comparable to such Borrowing and having a Borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (B) a number equal to 1.00 minus the percentage prescribed by the Federal Reserve Bank of New York for determining the maximum reserve requirements with respect to any Eurocurrency funding by banks from time to time; provided that if the Eurodollar Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(b).
“Eurodollar Rate Reserve Percentage” of any Lender for any Interest Period for each Eurodollar Rate Advance means the reserve percentage applicable to such Lender during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) then applicable to such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.
“Events of Default” has the meaning specified in Section 6.01.
“Exchange Act” has the meaning specified in Section 6.01(f).

“Excluded Tax” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by overall gross receipts or income, or net income (however denominated), franchise Taxes, privilege Taxes, license Taxes or branch profits Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.14(b)) or (B) such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 2.13, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 2.13(g) and (iv) any U.S. federal withholding Taxes imposed under FATCA.
“Facility” means the aggregate commitment of the Lenders to make Advances to the Borrower hereunder up to a maximum of Five Hundred Million Dollars ($500,000,000), as such aggregate commitment may be reduced from time to time pursuant to Section 2.04.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any intergovernmental agreement entered into in connection with such sections of the Internal Revenue Code and any legislation, law, regulation or practice enacted or promulgated pursuant to such intergovernmental agreement.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that if the Federal Funds Rate as determined in accordance with this definition shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fee Letter” means the Fee Letter, dated as of January 6, 2021, among the Borrower and SMBC, as may be amended, supplemented or otherwise modified.
“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Plan” has the meaning specified in Section 4.01(i).
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” has the meaning specified in Section 1.03.
“Governmental Approval” means any authorization, consent, approval, license or exemption of, registration or filing with, or report or notice to, any Governmental Authority.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guaranty” of any Person means any obligation, contingent or otherwise, of such Person (i) to pay any Debt of any other Person or (ii) incurred in connection with the issuance by a third person of a Guaranty of Debt of any other Person (whether such obligation arises by agreement to reimburse or indemnify such third Person or otherwise).
“Hazardous Materials” means (i) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (ii) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.
“Indemnified Party” has the meaning specified in Section 8.04(b).
“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.
“Initial Lenders” has the meaning specified in the recital of parties to this Agreement.
“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, with respect to Eurodollar Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(i)    the Borrower may not select any Interest Period that ends after the Termination Date;
(ii)    Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;
(iii)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month or on a date after the Termination Date, the last day of such Interest Period shall occur on the next preceding Business Day; and
(iv)    whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“IRS” means the United States Internal Revenue Service.
“Lenders” means the Initial Lenders and each other Person that shall become a party hereto pursuant to Section 8.07, in each case other than any such Person that shall have ceased to be a party hereto pursuant to Section 8.07.
“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.
“Loan Documents” means, collectively, (i) the Engagement Letter, (ii) the Fee Letter, (iii) this Agreement, and (iv) any promissory note issued pursuant to Section 2.06(d), in each case, as amended, supplemented or modified from time to time.
“Margin Regulations” means Regulations T, U and X of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Margin Stock” has the meaning specified in the Margin Regulations.
“Material Adverse Change” means any material adverse change (i) in the business, condition (financial or otherwise) or operations of the Borrower and its Subsidiaries, taken as a whole, or (ii) that is reasonably likely to affect the legality, validity or enforceability of this Agreement or any other Loan Document against the Borrower or the ability of the Borrower to perform its obligations under this Agreement or any other Loan Document.

“Material Adverse Effect” means a material adverse effect (i) on the business, condition (financial or otherwise) or operations of the Borrower and its Subsidiaries, taken as a whole, or (ii) that is reasonably likely to affect the legality, validity or enforceability of this Agreement or any other Loan Document against the Borrower or the ability of the Borrower to perform its obligations under this Agreement or any other Loan Document.
“Maximum Rate” has the meaning specified in Section 8.18.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” has the meaning specified in Section 4.01(i).
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders in accordance with the terms of Section 8.01 and (ii) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at the time of determination, a Lender that is not a Defaulting Lender.
“Notice of Borrowing” has the meaning specified in Section 2.02(a).
“Notice of Conversion” means a written notice in substantially the form of Exhibit D hereto or any other form approved by the Administrative Agent containing the information required to be included therein by Section 2.09.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance, Commitment or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 8.16).
“Participant” has the meaning specified in Section 8.07(d).
“Participant Register” has the meaning specified in Section 8.07(d).
“Patriot Act” has the meaning specified in Section 8.14.
“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (i) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section

5.01(g) hereof; (ii) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens, and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings; (iii) Liens incurred or deposits made to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (iv) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; (v) any judgment Lien, unless an Event of Default under Section 6.01(g) shall have occurred and be continuing; (vi) any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Borrower or any Significant Subsidiary thereof and not created in contemplation of such event; (vii) deposits made in the ordinary course of business to secure the performance of bids, trade contracts (other than for Debt), operating leases and surety bonds; (viii) Liens upon or in any real property or equipment acquired, constructed, improved or held the Borrower or any Subsidiary thereof in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property); (ix) extensions, renewals or replacements of any Lien described in clause (iii), (vi), (vii) or (viii) for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced; and (x) any other Lien not covered by the foregoing exceptions as long as immediately after the creation of such Lien the aggregate principal amount of Debt secured by all Liens created or assumed under this clause (x) does not exceed 10% of Consolidated Tangible Net Assets of the Borrower.
“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
“Plan” has the meaning specified in Section 4.01(i).
“Platform” has the meaning specified in Section 8.02(b).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Recipient” means the Administrative Agent or any Lender.
“Register” has the meaning specified in Section 8.07(c).
“Regulation AB” means rules promulgated by the SEC found at C.F.R. 229.1100 et seq.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Required Lenders” means at any time Lenders having Advances and unused Commitments representing more than 50% of the sum of the then aggregate unpaid principal amount of the Advances owing to Lenders and unused Commitments in effect at such time, provided that if the Person serving as the Administrative Agent shall be a Lender at such time, then the term “Required Lenders” shall include such Person. Subject to Section 8.01, the unpaid principal amount of the Advances owing to any Defaulting Lender and the unused Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restructuring Law” means any law applicable to the Borrower or any Subsidiary of the Borrower governing the deregulation or restructuring of the electric power industry.
“RTO Transaction” means the transfer of transmission facilities to a regional transmission organization or equivalent organization as approved or ordered by the Federal Energy Regulatory Commission or the Oklahoma Corporation Commission.
“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.
“Sanctioned Country” means, at any time of determination, a country, region or territory that is, or whose government is, the subject or target of any Sanctions, including a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.
“Sanctioned Person” means, at any time of determination, any person with whom dealings are restricted or prohibited under Sanctions, including, without limitation, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury, the European Union, any EU member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by or acting on behalf of any such Person described in the preceding clause (a) or (b), or (d) any Person with which, to the Borrower’s actual knowledge, any Lender is prohibited under Sanctions relevant to it from dealing or engaging in transactions. For purposes of the foregoing, control of a Person shall be deemed to include where a Sanctioned Person (i) owns or has power to vote 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of the Person or other individuals performing similar functions for the Person, or (ii) has the power to direct or cause the direction of the management and policies of the Person, whether by ownership of equity interests, contracts or otherwise.
“Sanctions” means all economic or financial sanctions, trade embargoes or restrictive measures enacted, imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or by the U.S. Department of State, or (b) the United Nations Security

Council, the European Union, any EU member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.
“SEC” means the United States Securities and Exchange Commission.
“Significant Subsidiary” means, at any time, any Subsidiary of the Borrower that constitutes at such time a “significant subsidiary” of the Borrower, as such term is defined in Regulation S-X of the SEC as in effect on the Closing Date (17 C.F.R. Part 210); provided, however, that “total assets” as used in Regulation S-X shall not include securitization transition assets, phase-in cost assets or similar assets on the balance sheet of any Subsidiary resulting from the issuance of transition bonds or other asset-backed securities of a similar nature.
“SMBC” has the meaning specified in the recital of parties to this Agreement.
“Stranded Cost Recovery Bonds” means securities, however denominated, that are issued by the Borrower or any Consolidated Subsidiary of the Borrower under Regulation AB that are (i) non-recourse to the Borrower and its Consolidated Subsidiaries (other than for failure to collect and pay over the charges referred to in clause (ii) below) and (ii) payable solely from transition or similar charges authorized by the Oklahoma Corporation Commission and to be invoiced to customers of the Borrower or any Subsidiary of the Borrower or to retail electric providers.
“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (i) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) the interest in the capital or profits of such limited liability company, partnership or joint venture or (iii) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Date” means the earliest to occur of (i) July 19, 2022, (ii) the date of termination in whole of the Commitments available to the Borrower pursuant to Section 2.04; provided, that concurrently with such termination, the Borrower has repaid or prepaid all Advances outstanding under the Facility, including any accrued and unpaid interest thereon, and paid all other amounts owed under the Loan Documents, and (iii) the date of termination in whole of the Commitments available to the Borrower and/or the declaration of outstanding Advances, all interest thereon and all other amounts payable under this Agreement to be due and payable, in each case pursuant to Section 6.01.
“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.14(g).
“Voting Stock” means capital stock issued by a corporation, the membership interests in a limited liability company, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors or managers (or Persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
“Withholding Agent” means the Borrower and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.02    Computation of Time Periods.
In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.
SECTION 1.03    Accounting Terms.
All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles applied in accordance with the consistency requirements thereof as in effect from time to time (“GAAP”); provided that (i) if the Borrower, by notice to the Administrative Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent or the Required Lenders, by notice to the Borrower, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any change to GAAP occurring after December 31, 2018 as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 840), issued by the Financial Accounting Standards Board on August 17, 2010, or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case to the extent that such change would require treating any operating lease entered into on or prior to December 31, 2018 that would not otherwise constitute Debt as a capital lease where such operating lease would not constitute Debt and was not required to be so treated under GAAP as in effect on December 31, 2018.
SECTION 1.04    Other Interpretive Provisions.
As used herein, except as otherwise specified herein, (i) references to any Person include its successors and assigns and, in the case of any Governmental Authority, any Person succeeding to its functions and capacities; (ii) references to any Applicable Law include amendments, supplements and successors thereto; (iii) references to specific sections, articles, annexes, schedules and exhibits are to this Agreement; (iv) words importing any gender include the other gender; (v) the singular includes the plural and the plural includes the singular; (vi) the words “including”, “include” and “includes” shall be deemed to be followed by the words “without limitation”; (vii) captions and headings are for ease of reference only and shall not affect the construction hereof; and (viii) references to any time of day shall be to New York City time unless otherwise specified.
SECTION 1.05    Divisions.
For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.
ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01    The Advances.

At any time from and after the Closing Date to but excluding the Termination Date (such period, the “Commitment Period”), each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances in Dollars to the Borrower on any Business Day during the Commitment Period in an aggregate outstanding amount not to exceed at any time such Lender’s Commitment at such time. Within the limits of each Lender’s Commitment and as hereinabove and hereinafter provided, the Borrower may request Borrowings hereunder, and repay or prepay Advances pursuant to Section 2.10. Amounts borrowed pursuant to this Section 2.01 may be repaid and reborrowed during the Commitment Period.
SECTION 2.02    Making the Advances.
(a)Each Borrowing shall be in an amount not less than $10,000,000 (or, if less, the Commitments at such time) or an integral multiple of $1,000,000 in excess thereof and shall consist of Eurodollar Rate Advances or Base Rate Advances, at the Borrower’s option, made on the same day by the Lenders ratably according to their respective Commitment Percentages; provided that, if a Eurodollar Rate Advance is unavailable under Section 2.08 or 2.12, such Borrowing shall consist of Base Rate Advances. Each Borrowing shall be made on notice, given not later than 1:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or not later than 12:00 noon (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Lender prompt written notice. Each such notice of a Borrowing under this Section 2.02 (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or fax in substantially the form of Exhibit A hereto, specifying therein the requested (i) Borrowing Date for such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, the initial Interest Period for each such Advance. Each Lender shall, before 12:00 noon on the applicable Borrowing Date with respect to a Eurodollar Rate Advance and before 2:00 P.M. on the applicable Borrowing Date with respect to a Base Rate Advance, make available for the account of its Applicable Lending Office to the Administrative Agent at the Agent’s Account, in same day funds, such Lender’s ratable portion of the Borrowing to be made on such Borrowing Date. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 3.02, the Administrative Agent will promptly make such funds available to the Borrower in such manner as the Borrower shall have specified in the applicable Notice of Borrowing and as shall be reasonably acceptable to the Administrative Agent.
(b)Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $10,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.08(b), 2.08(e) or 2.12, and (ii) there shall not be more than ten Borrowings consisting of Eurodollar Rate Advances outstanding at any time.
(c)Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to comprise Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Section 3.02, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.
(d)Unless the Administrative Agent shall have received notice in writing from a Lender prior to any Borrowing Date or, in the case of a Base Rate Advance, prior to the time of Borrowing, that such Lender will not make available to the Administrative Agent such Lender’s Advance as part of the Borrowing to be made on such Borrowing Date, the Administrative Agent may, but shall not be required to, assume that such Lender has made such portion available to the Administrative Agent on such Borrowing Date in accordance with subsection (a) of this Section 2.02, and the Administrative Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Advance available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.
(e)The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.
SECTION 2.03    Fees.
(a)The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee equal to the product of (x) the Commitment Fee Rate in effect from time to time multiplied by (y) the amount of such Lender’s daily unused Commitment, in each case from (i) the Closing Date, in the case of each Initial Lender, and (ii) from the effective date specified in the Assignment and Assumption pursuant to which it became a Lender, in the case of each other Lender, payable quarterly in arrears on the last day of each March, June, September and December and on the Termination Date, commencing March 31, 2021, and ending on the Termination Date.
(b)The Borrower shall pay to the Administrative Agent such fees as may from time to time be agreed between the Borrower and the Administrative Agent, including pursuant to the Fee Letter.
SECTION 2.04    Termination or Reduction of the Commitments.

(a)The Borrower shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or reduce ratably in part the Commitments in an amount up to the amount by which the Commitments exceed the aggregate principal amount of all outstanding Advances at the time of such proposed termination or reduction; provided that each partial reduction shall be in a minimum amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof.
(b)The Commitment of each Lender shall automatically terminate, if not previously terminated under the terms hereof, on the Termination Date.
(c)Once terminated, neither a Commitment nor any portion thereof may be reinstated.
SECTION 2.05    Repayment of Advances.
The Borrower shall repay to the Administrative Agent for the account of each Lender on the Termination Date the aggregate principal amount of all Advances made by such Lender to the Borrower then outstanding.
SECTION 2.06     Evidence of Indebtedness.
(a)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness to such Lender resulting from each Advance made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
(b)The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Advance made hereunder, the Type of each Advance made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
(c)The entries made in the accounts maintained pursuant to subsections (a) and (b) of this Section 2.06 shall, to the extent permitted by Applicable Law, be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Advances and interest thereon in accordance with the terms of this Agreement.
(d)Any Lender may request that any Advances made by it be evidenced by one or more promissory notes. In such event, the Borrower shall prepare, execute and deliver to such Lender one or more promissory notes payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Advances evidenced by such promissory notes and interest thereon shall at all times (including after assignment pursuant to Section 8.07) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.07    Interest on Advances.
The Borrower shall pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
(a)Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate plus (y) the Applicable Margin for Base Rate Advances in effect from time to time, payable in arrears (i) quarterly on the last day of each March, June, September and December during such periods, (ii) on the date such Base Rate Advance shall be Converted or paid in full and (iii) on the Termination Date.
(b)Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Advance plus (y) the Applicable Margin for Eurodollar Rate Advances in effect from time to time, payable in arrears (i) on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period, (ii) on the date such Eurodollar Rate Advance shall be Converted or paid in full and (iii) on the Termination Date.
(c)Additional Interest on Eurodollar Rate Advances. The Borrower shall pay to each Lender, so long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Lender, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest shall be determined by such Lender and notified to the Borrower through the Administrative Agent.
SECTION 2.08    Interest Rate Determination.
(a)The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.07(a) or (b).
(b)If, with respect to any Eurodollar Rate Advances, (i) the Required Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, or (ii) a Eurodollar Rate cannot be determined or is otherwise unavailable, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (A) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (B) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
(c)If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.
(d)On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Advances shall automatically Convert into Base Rate Advances.
(e)Upon the occurrence and during the continuance of any Event of Default, (i) each Eurodollar Rate Advance comprising the same Borrowing will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.
SECTION 2.09    Optional Conversion of Advances.
The Borrower may on any Business Day, upon delivery of a Notice of Conversion to the Administrative Agent not later than 1:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all or any part of Advances of one Type comprising the same Borrowing into Advances of the other Type or of the same Type but having a new Interest Period; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b), and no Conversion of any Advances shall result in more separate Borrowings consisting of Eurodollar Rate Advances than permitted under Section 2.02(b). Each such Notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.
SECTION 2.10    Optional Prepayments of Advances.
The Borrower may, upon at least three Business Days’ notice, in the case of Eurodollar Rate Advances, and upon notice not later than 11:00 A.M. (New York City time) on the date of prepayment, in the case of Base Rate Advances, to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and, if such notice is given, the Borrower shall prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in a minimum amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(d).
SECTION 2.11    Increased Costs.
(a)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate Reserve Percentage);
(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Advance or of maintaining its obligation to make any such Advance, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Applicable Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advances made by such Lender, to a level below that which such Lender or such Lender’s or holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).
SECTION 2.12    Illegality.
If due to any Change in Law it shall become unlawful or impossible for any Recipient (or its Eurodollar Lending Office) to make, maintain or fund its Eurodollar Rate Advances, and such Recipient shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Recipients and the Borrower, whereupon, until such Recipient notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Recipient to make Eurodollar Rate Advances, or to Convert outstanding Advances into Eurodollar Rate Advances, shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section 2.12, such Recipient shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions applicable to such Recipient) to designate a different Eurodollar Lending Office if such designation would avoid the need for giving such notice and would not, in the judgment of such Recipient, be otherwise disadvantageous to such Recipient. If such notice is given, each Eurodollar Rate Advance of such Recipient then outstanding shall be Converted to a Base Rate Advance either (i) on the last day of the then current Interest Period applicable to such Eurodollar Rate Advance if such Recipient may lawfully continue to maintain and fund such Advance to such day or (ii) immediately if such Recipient shall determine that it may not lawfully continue to maintain and fund such Advance to such day.
SECTION 2.13    Payments and Computations.
(a)The Borrower shall make each payment to be made by it hereunder not later than 1:00 P.M. on the day when due in Dollars to the Administrative Agent at the Agent’s Account in same day funds without condition or deduction for any counterclaim, defense, recoupment or setoff. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or commitment fees ratably (other than amounts payable pursuant to Section 2.02(c), 2.11, 2.14, 8.04(d) and 8.16) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Assumption, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder, after any applicable grace period, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due.
(c)All computations of interest based on the rate referred to in clause (i) of the definition of the “Base Rate” contained in Section 1.01 shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of commitment fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or commitment fees are payable. Each determination by the Administrative Agent of an interest rate or commitment fees hereunder shall be conclusive and binding for all purposes, absent manifest error.
(d)Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month or on a date after the Termination Date, such payment shall be made on the next preceding Business Day.
(e)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to a Lender hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date, and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.
SECTION 2.14    Taxes.
(a)Defined Terms. For purposes of this Section 2.14, the term “Applicable Law” includes FATCA.
(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.14) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for and hold it harmless against the full amount of any Indemnified Taxes (including, without limitation, Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14), payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.07(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection (e).
(f)Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.14, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)Status of Lenders.     Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing,
(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed copies of IRS Form W-8ECI;

(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B)

of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(E)Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)FATCA Withholding. For purposes of determining withholding Taxes imposed under FATCA, from and after the Closing Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the obligations of the Borrower set forth in this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Sections 1.1471-2(b)(2)(i) and 1.1471-2T(b)(2)(i).
(j)Survival. Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION 2.15    Mitigation Obligations; Replacement of Lenders.
(a)Designation of a Different Applicable Lending Office. If any Lender delivers a notice pursuant to Section 2.12, requests compensation under Section 2.11, or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.14, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)Replacement of Lenders. If any Lender delivers a notice pursuant to Section 2.12, requests compensation under Section 2.11, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14 and, in each case, such Lender has declined or is unable to designate a different Applicable Lending Office in accordance with subsection (a) above, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.11 or Section 2.14) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if such Lender accepts such assignment); provided that:
(i)the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 8.07(b)(iv);
(ii)such Lender shall have received payment of an amount equal to the outstanding principal amounts of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 8.04(d)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)no Default shall have occurred and be continuing;

(v)such assignment does not conflict with Applicable Law; and

(vi)in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
SECTION 2.16    Sharing of Payments, Etc.
(a)If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.02(c), 2.11, 2.14, 8.04(d) or 8.16 or in respect of Eurodollar Rate Advances converted into Base Rate Advances pursuant to Section 2.12) by the Borrower, in excess of its ratable share of payments on account of the Advances to the Borrower, obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such

Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.16 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.
(b)If any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Administrative Agent, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
ARTICLE III
CONDITIONS PRECEDENT

SECTION 3.01    Conditions Precedent to the Closing Date and Initial Advances.

The effectiveness of this Agreement and the obligation of each Lender to make the initial Advance to be made by it hereunder shall be subject to the satisfaction of the following conditions precedent:
(a)The Administrative Agent shall have received on or before the date of such effectiveness the following, each dated such day, in form and substance reasonably satisfactory to the Administrative Agent in sufficient copies for each Lender:
(i)Certified copies of the Borrower’s certificate of incorporation and bylaws and the resolutions of the board of directors of the Borrower approving this Agreement, a certificate of good standing for the Borrower from its jurisdiction of incorporation and of all documents evidencing other necessary corporate action and Governmental Approvals, if any, with respect to this Agreement;
(ii)A certificate of the Secretary or Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the other documents to be delivered by the Borrower hereunder; and
(iii)A favorable opinion of counsel for the Borrower (which may be an attorney of American Electric Power Service Corporation), as to such matters as any Lender through the Administrative Agent may reasonably request.

(b)On such date, the following statements shall be true and the Administrative Agent shall have received a certificate signed by a duly authorized officer of the Borrower, dated such date, certifying to the Administrative Agent and each Lender that:

(i)The representations and warranties of the Borrower contained in Section 4.01 are true and correct in all material respects on and as of such date, as though made on and as of such date, and
(ii)No event has occurred and is continuing that constitutes a Default.

(c)The Borrower shall have paid all accrued fees and expenses of the Administrative Agent, the Arrangers and the Lenders then due and payable in accordance with the terms of the Loan Documents (including all fees as provided in the Fee Letter and all the fees and expenses of counsel to the Administrative Agent to the extent then due and payable).
(d)The Administrative Agent, on behalf of each Lender, shall have received copies of all the Disclosure Documents.
(e)The Administrative Agent shall have received counterparts of this Agreement, executed and delivered by the Borrower and the Lenders.
(f)The Administrative Agent shall have received all promissory notes (if any) requested by any Lender pursuant to Section 2.06(d), duly completed and executed by the Borrower and payable to any such Lender.
(g)The Administrative Agent shall have received (i) all documentation and information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, to the extent such documentation or information is requested by the Administrative Agent on behalf of the Lenders prior to the Closing Date and (ii) at least five days prior to the Closing Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower.
(h)The Administrative Agent shall have received copies or other evidence of such orders, filings, and other Governmental Approvals of any Governmental Authority that may be applicable to the transactions contemplated by this Agreement including those described in Section 4.01(d), and such other approvals, opinions or documents as may reasonably be requested by the Administrative Agent or by any Lender through the Administrative Agent
(i)The Administrative Agent shall have received the Notice of Borrowing for any Advance to be made on the Closing Date.
SECTION 3.02    Conditions Precedent to each Advance.

The obligation of each Lender to make each Advance to be made by it hereunder (other than in connection with any Borrowing that would not increase the aggregate principal amount of Advances outstanding immediately prior to the making of such Borrowing) shall be subject to the satisfaction of the conditions precedent set forth in Section 3.01 and on the date of such Borrowing:
(a)The following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of any Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):
(i)The representations and warranties of the Borrower contained in Section 4.01 (other than, with respect to Advances to be made after the Closing Date, (A) the representation and warranty in Section 4.01(e) and (B) the representation and warranty set forth in the penultimate sentence of Section 4.01(f)) are true and correct in all material respects (or, if already qualified by materiality, in all respects) on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, and
(ii)No event has occurred and is continuing or would result from such Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

(b)The Administrative Agent shall have received copies or other evidence of such other approvals and such other opinions or documents as may be reasonably requested by the Administrative Agent or by any Lender through the Administrative Agent.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES

SECTION 4.01    Representations and Warranties of the Borrower.
The Borrower represents and warrants as follows:
(a)The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and each Significant Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or otherwise organized.
(b)The execution, delivery and performance by the Borrower of each Loan Document, and the consummation of the transactions contemplated hereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary action, and do not contravene (i) the Borrower’s certificate of incorporation or by-laws, (ii) law binding or affecting the Borrower or (iii) any contractual restriction binding on or affecting the Borrower or any of its properties.
(c)Each Loan Document has been duly executed and delivered by the Borrower. Each Loan Document is the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights in general, and except as the availability of the remedy of specific performance is subject to general principles of equity (regardless of whether such remedy is sought in a proceeding in equity or at law) and subject to requirements of reasonableness, good faith and fair dealing.
(d)No Governmental Approval or other action by, and no notice to or filing with, any Governmental Authority or other third party, or otherwise specified pursuant to any Applicable Law, is required for the due execution, delivery and performance by the Borrower of any Loan Document, except for the authorization of the Oklahoma Corporation Commission, which authorization has been duly obtained and is in full force and effect as of the date hereof.
(e)There is no pending or threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Borrower or any of its Significant Subsidiaries before any Governmental Authority or arbitrator that is reasonably likely to have a Material Adverse Effect, except as may be disclosed in the Disclosure Documents.
(f)The consolidated balance sheets of the Borrower and its Consolidated Subsidiaries as at December 31, 2019, March 31, 2020, June 30, 2020 and September 30, 2020, and the related consolidated statements of income and cash flows of the Borrower and its Consolidated Subsidiaries for the fiscal periods then ended, accompanied by (in the case of such financial statements for the fiscal year ended December 31, 2019) an opinion of PricewaterhouseCoopers LLP, an independent registered public accounting firm, copies of each of which have been furnished to each Lender, fairly present (subject, in the case of such financial statements for the fiscal quarters ended March 31, 2020, June 30, 2020 and September 30, 2020 to year-end adjustments) the consolidated financial condition of the Borrower and its Consolidated Subsidiaries as at such dates and the consolidated results of the operations of the Borrower and its Consolidated Subsidiaries for the periods ended on such dates, all in accordance with GAAP consistently applied. Since December 31, 2019, there has been no Material Adverse Change. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.
(g)No written statement, information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the syndication or negotiation of this Agreement or included herein or delivered pursuant hereto contained, contains, or will contain any material misstatement of fact or intentionally omitted, omits, or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are, or will be made, not misleading.
(h)Except as may be disclosed in the Disclosure Documents, the Borrower and each Significant Subsidiary is in material compliance with all laws (including ERISA and Environmental Laws) rules, regulations and orders of any Governmental Authority applicable to it.
(i)No failure to satisfy the minimum funding standard applicable to a Plan for a plan year (as described in Section 302 of ERISA and Section 412 of the Internal Revenue Code)

that could reasonably be expected to have a Material Adverse Effect, whether or not waived, has occurred with respect to any Plan. The Borrower has not incurred, and does not presently expect to incur, any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect. The Borrower and each of its ERISA Affiliates have complied in all material respects with ERISA and the Internal Revenue Code. The Borrower and each of its Subsidiaries have complied in all material respects with foreign law applicable to its Foreign Plans, if any. As used herein, the term “Plan” means an “employee pension benefit plan” (as defined in Section 3 of ERISA) which is and has been established or maintained, or to which contributions are or have been made or should be made according to the terms of the plan, by the Borrower or any of its ERISA Affiliates. The term “Multiemployer Plan” means any Plan which is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA). The term “Foreign Plan” means any pension, profit-sharing, deferred compensation, or other employee benefit plan, program or arrangement maintained by any Subsidiary which, under applicable local foreign law, is required to be funded through a trust or other funding vehicle.
(j)The Borrower and its Subsidiaries have filed or caused to be filed all material Federal, state and local tax returns that are required to be filed by them, and have paid or caused to be paid all material taxes shown to be due and payable on such returns or on any assessments received by them (to the extent that such taxes and assessments have become due and payable) other than those taxes contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(k)The Borrower is not engaged in the business of extending credit for the purpose of buying or carrying Margin Stock, and no proceeds of any Advance will be used to buy or carry any Margin Stock or to extend credit to others for the purpose of buying or carrying any Margin Stock. Not more than 25% of the assets of the Borrower and the Significant Subsidiaries that are subject to the restrictions of Section 5.02(a), (c) or (d) constitute Margin Stock.
(l)Neither the Borrower nor any of its Significant Subsidiaries is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended (the “Act”). Neither the making of any Borrowing, the application of the proceeds or repayment thereof by the Borrower nor the consummation of the other transactions contemplated hereby will violate any provision of the Act or any rule, regulation or order of the SEC thereunder.
(m)All Significant Subsidiaries of the Borrower as of the Closing Date are listed on Schedule 4.01(m) hereto.
(n)The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective managers, directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective managers, directors and officers and, to the knowledge of the Borrower, its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and have not engaged in any activity or conduct which would violate Anti-Corruption Laws and applicable Sanctions. None of (i) the Borrower, any Subsidiary or any of their respective managers, directors or officers, or (ii)

to the knowledge of the Borrower, any employee or agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person or located, organized or resident in a Sanctioned Country. No Borrowing or use of proceeds thereof or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.
ARTICLE V
COVENANTS OF THE BORROWER

SECTION 5.01    Affirmative Covenants.
So long as any Advance or any other amount payable hereunder shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:
(a)Preservation of Existence, Etc. Preserve and maintain, and cause each Significant Subsidiary of the Borrower to preserve and maintain, its corporate, partnership or limited liability company (as the case may be) existence and all material rights (charter and statutory) and franchises; provided, however, that the Borrower and any Significant Subsidiary thereof may consummate any merger or consolidation permitted under Section 5.02(a); and provided further that neither the Borrower nor any Significant Subsidiary thereof shall be required to preserve any right or franchise if (i) the board of directors of the Borrower or such Significant Subsidiary, as the case may be, shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Significant Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower or such Significant Subsidiary, as the case may be, or to the Lenders; (ii) required in connection with or pursuant to any Restructuring Law; or (iii) required in connection with the RTO Transaction; and provided further, that no Significant Subsidiary shall be required to preserve and maintain its corporate, partnership or limited liability company (as the case may be) existence if (x) the loss thereof is not disadvantageous in any material respect to the Borrower or to the Lenders or (y) required in connection with or pursuant to any Restructuring Law or (z) required in connection with the RTO Transaction.
(b)Compliance with Laws, Etc. Comply, and cause each Significant Subsidiary of the Borrower to comply, in all material respects, with Applicable Law, with such compliance to include, without limitation, compliance with ERISA and Environmental Laws.
(c)Performance and Compliance with Other Agreements. Perform and comply, and cause each Significant Subsidiary of the Borrower to perform and comply, with the provisions of each indenture, credit agreement, contract or other agreement by which it is bound, the non-performance or non-compliance with which would result in a Material Adverse Change.
(d)Inspection Rights. At any reasonable time and from time to time, permit the Administrative Agent or any Lender or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Significant Subsidiaries and to discuss the affairs, finances and accounts of the Borrower and any of its Significant Subsidiaries with any of their respective officers or directors and with their respective independent certified public accountants.

(e)Maintenance of Properties, Etc. Maintain and preserve, and cause each Significant Subsidiary of the Borrower to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted and except as required in connection with or pursuant to any Restructuring Law or in connection with an RTO Transaction.
(f)Maintenance of Insurance. Maintain, and cause each Significant Subsidiary of the Borrower to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties; provided, however, that the Borrower and each Significant Subsidiary thereof may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties and to the extent consistent with prudent business practice.
(g)Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which adequate reserves are being maintained in accordance with GAAP, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.
(h)Keeping of Books. Keep, and cause each Significant Subsidiary of the Borrower to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Significant Subsidiary in accordance with GAAP.
(i)Reporting Requirements. Furnish to the Lenders:
(i)as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, a copy of the Borrower’s Quarterly Report on Form 10-Q for such quarter, as filed with the SEC, which shall contain a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer, chief accounting officer, treasurer or assistant treasurer of the Borrower as having been prepared in accordance with GAAP and a certificate of the chief financial officer, chief accounting officer, treasurer or assistant treasurer of the Borrower as to compliance with the terms of this Agreement and (A) certifying that there have been no Subsidiaries that have become Significant Subsidiaries at any time during such period, or any Subsidiaries that have ceased to be Significant Subsidiaries at any time during such period, in each case except as expressly identified in such certificate, and (B) setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP in effect on the Closing Date;
(ii)as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the Borrower’s Annual Report on Form 10-K for such year, as filed with the SEC, which shall contain a copy of the annual audit report for such year for the Borrower and its Subsidiaries containing a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion by PricewaterhouseCoopers LLP or another independent registered public accounting firm acceptable to the Required Lenders, and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, and a certificate of the chief financial officer, chief accounting officer, treasurer or assistant treasurer of the Borrower as to compliance with the terms of this Agreement and (A) certifying that there have been no Subsidiaries that have become Significant Subsidiaries at any time during such period, or any Subsidiaries that have ceased to be Significant Subsidiaries at any time during such period, in each case except as expressly identified in such certificate, and (B) setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP in effect on the Closing Date;
(iii)as soon as possible and in any event within five days after the chief financial officer or treasurer of the Borrower obtains knowledge of the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer or treasurer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(iv)promptly after the sending or filing thereof, copies of all Reports on Form 8-K that the Borrower or any Significant Subsidiary files with the SEC or any national securities exchange;

(v)promptly after the commencement thereof, notice of all actions and proceedings before any Governmental Authority or arbitrator affecting the Borrower or any Significant Subsidiary of the type described in Section 4.01(e);

(vi)promptly after request from the Administrative Agent or any Lender, a new Beneficial Ownership Certification or updates, if any, to the information provided in the Beneficial Ownership Certification on or prior to the Closing Date that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification; and

(vii)such other information respecting the Borrower or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

Notwithstanding the foregoing, the information required to be delivered pursuant to clauses (i), (ii) and (iv) shall be deemed to have been delivered if such information shall be available on the website of the SEC at http://www.sec.gov, the website of AEP at http://www.aep.com or, in each case, any successor website; provided that the compliance certificates required under clauses (i) and (ii) shall be delivered in the manner specified in Section 8.02(b).

(j)Compliance with Anti-Corruption Laws and Sanctions. Maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
SECTION 5.02    Negative Covenants.
So long as any Advance or any other amount payable hereunder shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower agrees that it will not:
(a)Mergers, Etc. Merge or consolidate with or into any Person, or permit any Significant Subsidiary to do so, except that (i) any Subsidiary may merge or consolidate with or into any other Subsidiary of the Borrower, (ii) any Subsidiary may merge into the Borrower, (iii) any Significant Subsidiary may merge with or into any other Person so long as such Significant Subsidiary continues to be a Significant Subsidiary of the Borrower and (iv) the Borrower may merge with any other Person so long as the successor entity (x) is the Borrower and (y) has long-term senior unsecured debt ratings issued (and confirmed after giving effect to such merger) by S&P or Moody’s of at least BBB- and Baa3, respectively (or if no such ratings have been issued, commercial paper ratings issued (and confirmed after giving effect to such merger) by S&P and Moody’s of at least A-3 and P-3, respectively), provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.
(b)Stock of Significant Subsidiaries. Sell, lease, transfer or otherwise dispose of, other than (i) in connection with an RTO Transaction, but only if no Default or Event of Default has occurred and is continuing or would result from such RTO Transaction, or (ii) pursuant to the requirements of any Restructuring Law, equity interests in any Significant Subsidiary of the Borrower if such Significant Subsidiary would cease to be a Subsidiary as a result of such sale, lease, transfer or disposition.
(c)Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, or permit any Significant Subsidiary to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, except (i) sales in the ordinary course of its business, (ii) sales, leases, transfers or dispositions of assets to any Person that is not a wholly-owned Subsidiary of the Borrower that in the aggregate do not exceed 20% of the Consolidated Tangible Net Assets of the Borrower and its Subsidiaries, whether in one transaction or a series of transactions, (iii) other sales, leases, transfers and dispositions made in connection with an RTO Transaction or pursuant to the requirements of any Restructuring Law or to a wholly owned Subsidiary of the Borrower, or (iv) sales of pollution control assets to a state or local government or any political subdivision or agency thereof in connection with any transaction with such Person pursuant to which such Person sells or otherwise transfers such pollution control assets back to the Borrower or a Subsidiary under an installment sale, loan or similar agreement, in each case in connection with the issuance of pollution control or similar bonds.
(d)Liens, Etc. Create or suffer to exist, or permit any Significant Subsidiary to create or suffer to exist, any Lien on or with respect to any of its properties, including, without limitation, on or with respect to equity interests in any Subsidiary of the Borrower, whether now owned or hereafter acquired, or assign, or permit any Significant Subsidiary to assign, any right to receive income (other than in connection with Stranded Cost Recovery Bonds and the sale of accounts receivable by the Borrower), other than (i) Permitted Liens, (ii) the Liens existing on the Closing Date, (iii) Liens securing first mortgage bonds issued by the Borrower or any Subsidiary of the Borrower the rates or charges of which are regulated by the Federal Energy Regulatory Commission or any state governmental authority, provided that the aggregate principal amount of such first mortgage bonds of the Borrower or any such Subsidiary do not exceed 66 2/3% of the net value of plant, property and equipment of the Borrower or such Subsidiary, as applicable, and (iv) the replacement, extension or renewal of any Lien permitted by clauses (ii) and (iii) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby.
(e)Restrictive Agreements. Enter into, or permit any Significant Subsidiary to enter into (except in connection with or pursuant to any Restructuring Law), any agreement after the Closing Date, or amend, supplement or otherwise modify any agreement existing on the Closing Date, that imposes any restriction on the ability of any Significant Subsidiary to make payments, directly or indirectly, to its shareholders by way of dividends, advances, repayment of loans or intercompany charges, expenses and accruals or other returns on investments that is more restrictive than any such restriction applicable to such Significant Subsidiary on the Closing Date; provided, however, that any Significant Subsidiary may agree to a financial covenant limiting its ratio of Consolidated Debt to Consolidated Capital to no more than 0.675 to 1.000.
(f)ERISA. (i) Terminate or withdraw from, or permit any of its ERISA Affiliates to terminate or withdraw from, any Plan with respect to which the Borrower or any of its ERISA Affiliates may have any liability by reason of such termination or withdrawal, if such termination or withdrawal could have a Material Adverse Effect, (ii) incur a full or partial withdrawal, or permit any ERISA Affiliate to incur a full or partial withdrawal, from any Multiemployer Plan with respect to which the Borrower or any of its ERISA Affiliates may have any liability by reason of such withdrawal, if such withdrawal could have a Material Adverse Effect, (iii) otherwise fail, or permit any of its ERISA Affiliates to fail, to comply in all material respects with ERISA or the related provisions of the Internal Revenue Code if such noncompliances, singly or in the aggregate, could have a Material Adverse Effect, or (iv) fail, or permit any of its Subsidiaries to fail, to comply with Applicable Law with respect to any Foreign Plan if such noncompliances, singly or in the aggregate, could have a Material Adverse Effect.
(g)Use of Proceeds. Use the proceeds of any Borrowing to buy or carry Margin Stock.

(h)No Violation of Anti-Corruption Laws and Sanctions. Request any Borrowing, or use or permit any of its Subsidiaries or its or their respective directors, officers, employees and agents to use, directly or, to the actual knowledge of the Borrower or any of its Subsidiaries, indirectly, any proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 5.03    Financial Covenant.
So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will maintain a ratio of Consolidated Debt to Consolidated Capital, as of the last day of each March, June, September and December, of not greater than 0.675 to 1.000.
ARTICLE VI
EVENTS OF DEFAULT

SECTION 6.01    Events of Default.
If any of the following events (“Events of Default”) shall occur and be continuing:
(a)The Borrower (i) shall fail to pay any principal of any Advance when the same becomes due and payable, or (ii) shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement within five days after the same becomes due and payable; or
(b)Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or
(c)(i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(a), 5.01(i)(iii) or 5.02 (other than Section 5.02(f)), or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or
(d)Any event shall occur or condition shall exist under any agreement or instrument relating to Debt of the Borrower (but excluding Debt outstanding hereunder) or any Significant Subsidiary of the Borrower outstanding in a principal or notional amount of at least $50,000,000 in the aggregate if the effect of such event or condition is to accelerate or require early termination of the maturity or tenor of such Debt, or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), terminated, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity or the original tenor thereof; or

(e)The Borrower or any Significant Subsidiary of the Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any Significant Subsidiary of the Borrower seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any Significant Subsidiary of the Borrower shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or
(f)(i) Any entity, person (within the meaning of Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) that as of the Closing Date was beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of less than 30% of the Voting Stock of AEP shall acquire a beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Exchange Act), directly or indirectly, of Voting Stock of AEP (or other securities convertible into such Voting Stock) representing 30% or more of the combined voting power of all Voting Stock of AEP; (ii) during any period of up to 24 consecutive months, commencing after the Closing Date, individuals who at the beginning of such 24-month period were directors of AEP shall cease for any reason to constitute a majority of the board of directors of AEP, provided that any person becoming a director subsequent to the Closing Date, whose election, or nomination for election by AEP’s shareholders, was approved by a vote of at least a majority of the directors of the board of directors of AEP as comprised as of the Closing Date shall be, for purposes of this provision, considered as though such person were a member of the board as of the Closing Date; or (iii) AEP shall fail to own directly or indirectly 100% of the Voting Stock of the Borrower; or
(g)Any judgment or order for the payment of money in excess of $50,000,000 in the case of the Borrower or any Significant Subsidiary of the Borrower to the extent not paid or insured shall be rendered against the Borrower or any Significant Subsidiary of the Borrower and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(h)(i) The termination of or withdrawal from the United Mine Workers’ of America 1974 Pension Trust by AEP or any of its ERISA Affiliates shall have occurred and the liability of AEP and its ERISA Affiliates related to such termination or withdrawal exceeds $75,000,000 in the aggregate; or (ii) any other ERISA Event shall have occurred and the liability of the Borrower and its ERISA Affiliates related to such ERISA Event exceeds $50,000,000;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the outstanding Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the outstanding Advances, all such interest and all such amounts shall become and be forthwith due and payable by the Borrower, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower or any Significant Subsidiary of the Borrower under the Bankruptcy Code of the United States of America, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the outstanding Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.
ARTICLE VII
THE ADMINISTRATIVE AGENT

SECTION 7.01    Appointment and Authorization.
Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to enter into each of the Loan Documents to which it is a party (other than this Agreement) on its behalf and to take such actions as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Administrative Agent by the terms thereof, together with all such powers as are reasonably incidental thereto. Subject to the terms of Section 8.01 and to the terms of the other Loan Documents, Administrative Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders. The provisions of this Article 7 are solely for the benefit of Administrative Agent and Lenders and Borrower shall not have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Administrative Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower. Administrative Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its own agents or employees.
SECTION 7.02    Administrative Agent and Affiliates.
Administrative Agent shall have the same rights and powers under the Loan Documents as any other Lender and may exercise or refrain from exercising the same as though it were not Administrative Agent, and Administrative Agent and its Affiliates may lend money to, invest in and generally engage in any kind of business with Borrower or any Affiliate of Borrower as if it were not Administrative Agent hereunder.
SECTION 7.03    Action by Administrative Agent.

The duties of Administrative Agent shall be mechanical and administrative in nature. Administrative Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Loan Documents is intended to or shall be construed to impose upon Administrative Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein.
SECTION 7.04    Consultation with Experts.
Administrative Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
SECTION 7.05    Liability of Administrative Agent.
Neither Administrative Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or not taken by it in connection with the Loan Documents, except that Administrative Agent shall be liable with respect to its specific duties set forth hereunder, but only to the extent of its own gross negligence or willful misconduct in the discharge thereof as determined by a final non-appealable judgment of a court of competent jurisdiction. Neither Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements specified in any Loan Document; (iii) the satisfaction of any condition specified in any Loan Document; (iv) the validity, effectiveness, sufficiency or genuineness of any Loan Document, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith; (v) the existence or non-existence of any Default or Event of Default; or (vi) the financial condition of Borrower. Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile or electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Administrative Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).
SECTION 7.06    Indemnification.
Each Lender severally agrees to indemnify the Administrative Agent and each of its Related Parties (to the extent not promptly reimbursed by the Borrower and without limiting its obligation to do so) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent or such Related Party in any way relating to or arising out of this Agreement or any action taken or omitted by such Person under this Agreement;

provided, however, that no Lender shall be liable, as to the Administrative Agent or any of its Related Parties, for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of such Person as determined in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent and each of its Related Parties promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and reasonable expenses of counsel) payable by the Borrower under Section 8.04, to the extent that the Administrative Agent or such Related Party is not promptly reimbursed for such costs and expenses by the Borrower after request therefor and without limiting the Borrower’s obligation to do so. For purposes of this Section 7.06, the Lenders’ respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lenders and (ii) the aggregate unused portions of their respective Commitments at such time. In the event that any Lender shall have failed to make any Advance as required hereunder, such Lender’s Commitment shall be considered to be unused for purposes of this Section 7.06 to the extent of the amount of such Advance. The failure of any Lender to reimburse the Administrative Agent or any of its Related Parties promptly upon demand for its ratable share of any amount required to be paid by the Lender to the Administrative Agent or such Related Party as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent or such Related Party for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent or such Related Party for such other Lender’s ratable share of such amount.
If any indemnity furnished to Administrative Agent for any purpose shall, in the opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional indemnity is furnished.
Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 7.06 shall survive the payment in full of principal, interest and all other amounts payable hereunder.
SECTION 7.07    Right to Request and Act on Instructions.
Administrative Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Administrative Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of Required Lenders (or such other applicable portion of the Lenders), Administrative Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate Applicable Law or exposes Administrative Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 7.06.
SECTION 7.08    Credit Decision.
Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents.
SECTION 7.09    Notice of Default.
Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of Lenders, unless Administrative Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Administrative Agent will notify each Lender of its receipt of any such notice. Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) in accordance with the terms hereof. Unless and until Administrative Agent has received any such request, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.
SECTION 7.10    Successor Administrative Agent.
Administrative Agent may at any time give notice of its resignation to the Lenders and Borrower. Upon receipt of any such notice of resignation, Required Lenders shall have the right, in consultation with Borrower, to appoint a successor Administrative Agent. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder and notice of such acceptance to the retiring Administrative Agent, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, the retiring Administrative Agent’s resignation shall become immediately effective and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents (if such resignation was not already effective and such duties and obligations not already discharged, as provided below in this paragraph). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders (but without any obligation) appoint a successor Administrative Agent. From and following the expiration of such thirty (30) day period,

Administrative Agent shall have the exclusive right, upon one (1) Business Days’ notice to Borrower and the Lenders, to make its resignation effective immediately. From and following the effectiveness of such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender directly, until such time as Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. The provisions of this Agreement shall continue in effect for the benefit of any retiring Administrative Agent and its sub-agents after the effectiveness of its resignation hereunder and under the other Loan Documents in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting or was continuing to act as Administrative Agent.
SECTION 7.11    Return of Payments.
If Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Administrative Agent from Borrower and such related payment is not received by Administrative Agent, then Administrative Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate.
If Administrative Agent determines at any time that any amount received by Administrative Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Administrative Agent on demand any portion of such amount that Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as Administrative Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.
SECTION 7.12    Defaulting Lenders.
The failure of any Defaulting Lender to make any Advance or any payment required by it hereunder shall not relieve any other Lender of its obligations to make such Advance or payment, but neither any other Lender nor Administrative Agent shall be responsible for the failure of any Defaulting Lender to make an Advance or make any other payment required hereunder.
SECTION 7.13    Sharing of Payments
If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Section 8.16) in excess of its pro rata share of payments entitled pursuant to the other provisions of this Section 7.13, such Lender shall purchase from the other Lenders such participations in extensions of credit made by such other Lenders (without recourse, representation or warranty) as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter required to be returned or otherwise recovered from such purchasing Lender, such portion of such purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such return or recovery, without interest. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this clause (e) may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this clause (e) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this clause (e) to share in the benefits of any recovery on such secured claim.
SECTION 7.14    Right to Perform, Preserve and Protect.
If Borrower fails to perform any obligation hereunder or under any other Loan Document, Administrative Agent itself may, but shall not be obligated to, cause such obligation to be performed at Borrower’s expense. Administrative Agent is further authorized by Borrower and the Lenders to make expenditures from time to time which Administrative Agent, in its reasonable business judgment, deems necessary or desirable to (i) preserve or protect the business conducted by Borrower or any portion thereof and/or (ii) enhance the likelihood of, or maximize the amount of, repayment of the Advances. Borrower hereby agrees to reimburse Administrative Agent on demand for any and all costs, liabilities and obligations incurred by Administrative Agent pursuant to this Section 7.14. Each Lender hereby agrees to indemnify Administrative Agent upon demand for any and all costs, liabilities and obligations incurred by Administrative Agent pursuant to this Section 7.14 and all such amounts shall be deemed to be included within and covered by the Borrower’s indemnification obligation more particularly described in Section 8.04(b) of this Agreement.
SECTION 7.15    Additional Titled Agents.
Except for rights and powers, if any, expressly reserved under this Agreement to any bookrunner, arranger or to any titled agent named on the cover page of this Agreement, other than Administrative Agent (collectively, the “Additional Titled Agents”), and except for obligations, liabilities, duties and responsibilities, if any, expressly assumed under this Agreement by any Additional Titled Agent, no Additional Titled Agent, in such capacity, has any rights, powers, liabilities, duties or responsibilities hereunder or under any of the other Loan Documents. Without limiting the foregoing, no Additional Titled Agent shall have nor be deemed to have a fiduciary relationship with any Lender. At any time that any Lender serving as an Additional Titled Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Advances and in the Commitment, such Lender shall be deemed to have concurrently resigned as such Additional Titled Agent.
ARTICLE VIII
MISCELLANEOUS

SECTION 8.01    Amendments, Etc.

Subject to Section 8.16(a)(i), no amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall (a) unless in writing and signed by all the Lenders (other than, in the case of the following clauses (i), (iii) and (iv), any Defaulting Lender), do any of the following: (i) amend Section 3.01 or 3.02 or waive any of the conditions specified therein, (ii) increase the aggregate amount of the Commitments, (iii) change the definition of Required Lenders or the percentage of the Commitments or of the aggregate unpaid principal amount of the outstanding Borrowings, or the number or percentage of the Lenders, that shall be required for the Lenders or any of them to take any action hereunder, or (iv) amend or waive this Section 8.01 or any provision of this Agreement that requires pro rata treatment of the Lenders; or (b) unless in writing and signed by each Lender that is directly affected thereby, do any of the following: (1) increase the amount or extend the termination date of such Lender’s Commitment, or subject such Lender to any additional obligations, (2) reduce the principal of, or interest on, or rate of interest applicable to, the outstanding Advances of such Lender or any fees or other amounts payable to such Lender hereunder, or (3) postpone any date fixed for any payment of principal of, or interest on, the outstanding Advances or any fees or other amounts payable to such Lender hereunder; and provided further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement, and (y) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and the Required Lenders, amend or waive Section 8.16. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate (but such Lender shall continue to be entitled to the benefits of Sections 2.11, 2.14 and 8.04) upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal outstanding amount of and interest accrued on each Advance made by it and outstanding and all other amounts owing to it or accrued for its account under this Agreement and is released from its obligations hereunder.
SECTION 8.02    Notices, Etc.
(a)The Borrower hereby agrees that any notice that is required to be delivered to it hereunder shall be delivered to the Borrower as set forth in this Section 8.02. All notices and other communications provided for hereunder shall be in writing (including fax) and mailed, faxed or delivered, if to the Borrower at its address at 1 Riverside Plaza, Columbus, Ohio 43215, Attention: Treasurer (fax: 614-716-2807; telephone: 614-716-2663), with a copy to the General Counsel (fax: 614-716-3440; telephone: 614-716-2929) and to corporatefinance@aep.com; if to any Initial Lender, at its Domestic Lending Office specified in its Administrative Questionnaire; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Assumption pursuant to which it became a Lender; if to the Administrative Agent, at its address at (i) Sumitomo Mitsui Banking Corporation, 277 Park Avenue, New York, New York 10172, Attention: Agency Loan Services Department, telephone: 212-256-7317, facsimile: 212-224-4501 and email: AgencyServices@smbcgroup.com and cmragency@smbcgroup.com, (ii) for notices and communications relating to compliance with the covenants hereunder, Sumitomo Mitsui Banking Corporation, 277 Park Avenue, New York, New York 10172, Attention: Agency Loan Services Department, telephone: 212-256-7317, facsimile: 212-224-4501 and email: AgencyServices@smbcgroup.com and cmragency@smbcgroup.com; or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall be effective when delivered or received at the appropriate address or number to the attention of the appropriate individual or department, except that notices and communications to the Administrative Agent pursuant to Article II, III or VII shall not be effective until received by the Administrative Agent. Delivery by fax or electronic transmission of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.
(b)The Borrower and each Lender hereby agrees that the Administrative Agent may make any information required to be delivered under Section 5.01(i)(i), (ii), (iv) and (v) (the “Communications”) available to the Lenders by posting the Communications on Intralinks, SyndTrak or a substantially similar electronic transmission system (the “Platform”). The Borrower and each Lender hereby acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.
(c)THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT, AND SHALL NOT BE DEEMED TO WARRANT, THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE, OR SHALL BE DEEMED TO BE MADE, BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.
Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
SECTION 8.03    No Waiver; Remedies.
No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right or power hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and not exclusive of any rights and remedies that are provided by law or that they would otherwise have.
SECTION 8.04    Costs and Expenses; Indemnification.
(a)The Borrower agrees to pay promptly upon demand all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Arrangers in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement and the other documents to be delivered hereunder, including, without limitation, (i) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, electronic data site, duplication, appraisal, consultant, and audit expenses and (ii) the reasonable fees and expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay promptly upon demand all costs and expenses of the Administrative Agent and the Lenders, if any (including, without limitation, counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Administrative Agent and the Lenders in connection with the enforcement of rights under this Section 8.04(a).
(b)The Borrower agrees to indemnify and hold harmless each Lender, the Arrangers and the Administrative Agent and each of their Related Parties (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and penalties, joint or several, to which any such Indemnified Party may become subject, in each case arising out of or in connection with or relating to (including, without limitation, in connection with any actual or prospective claim, investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the execution or delivery of this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances, (ii) any error or omission in connection with posting of data (x) required to be delivered pursuant to Section 5.01(i)(i), (ii) or (iv) on the website of the SEC or any successor website or (y) on the Platform, or (iii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, and to reimburse any Indemnified Party for any and all reasonable expenses (including, without limitation, reasonable fees and expenses of counsel) as they are incurred in connection with the investigation of or preparation for or defense of any pending or threatened actual or prospective claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Borrower or any of its Affiliates and whether or not any of the transactions contemplated hereby are consummated or this Agreement is terminated, AND THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH INDEMNIFIED LIABILITIES ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR ARE CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNIFIED PERSON, except to the extent such claim, damage, loss, liability, penalty or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its managers, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. To the fullest extent permitted by applicable law, the Borrower agrees not to assert, or permit any of their Affiliates or Related Parties to assert, and each hereby waives, any claim against any Indemnified Party on any theory of liability, for special, indirect, or punitive damages (as opposed to direct or actual damages) arising out of or otherwise relating to this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Borrowings.
(c)To the fullest extent permitted by applicable law, the Borrower agrees not to assert, or permit any of their Affiliates or Related Parties to assert, and each hereby waives, any claim against any Indemnified Party on any theory of liability, for consequential damages (including lost profits) arising out of or otherwise relating to this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Borrowings.
(d)If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.05, 2.08(e), 2.09, 2.10 or 2.12, acceleration of the maturity of the outstanding Borrowings pursuant to Section 6.01, the assignment of any such Advance pursuant to Section 2.15(b) or for any other reason (in the case of any such payment or Conversion), the Borrower shall, promptly upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (other than loss of Applicable Margin), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.
(e)Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.11, 2.14 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder.
(f)The Borrower agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Borrower or its security holders or creditors related to or arising out of or in connection with this Agreement, the Borrowings or the use or proposed use of the proceeds thereof, any of the transactions contemplated by any of the foregoing or in the loan documentation or the performance by an Indemnified Party of any of the foregoing (including the use by unintended recipients of any information or other materials distributed through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents) except to the extent that any loss, claim, damage, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.
(g)In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Borrower or any of its Affiliates in which such Indemnified Party is not named as a defendant, the Borrower agrees to reimburse such Indemnified Party for all reasonable expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including, without limitation, the fees and disbursements of its legal counsel.
SECTION 8.05    Right of Set-off.
Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the outstanding Borrowings due and payable pursuant to the provisions of Section 6.01, each Recipient and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Recipient or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement held by such Recipient, whether or not such Recipient shall have made any demand under this Agreement and although such obligations may be unmatured; provided that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 8.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations of the Borrower owing to such Defaulting Lender as to which it exercised such right of setoff. Each

Recipient agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Recipient and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Recipient and its Affiliates may have.
SECTION 8.06    Binding Effect.
This Agreement shall become effective upon satisfaction of the conditions precedent specified in Section 3.01 and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all of the Lenders. Neither the Arrangers nor any Person designated as a “Documentation Agent” or a “Syndication Agent” with respect to this Agreement shall have any duties under this Agreement.
SECTION 8.07    Assignments and Participations.
(a)Successors and Assigns of Lenders Generally. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment and/or Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the

Administrative Agent or, if the “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advances or the Commitment of such Lender being assigned.
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof; and
(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any unfunded Commitments if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (ii) any Advance to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund,
(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (to be paid by the assigning Lender, or, in the case of an assignment pursuant to Section 2.15(b), the Borrower); provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person that, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).
(vi)No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and Commitments in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this subsection, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(viii)
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11, 2.14 and 8.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed in writing by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Assumption delivered to it and a register in which it shall record the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity obligations under Section 7.06 with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to clauses (i) through (vi) of Section 8.01 that affects such participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.02(c), 2.11, 2.14, 8.04(b), 8.04(c) and 8.04(d) (subject to the requirements and limitations therein, including the requirements under Section 2.14(f) (it being understood that the documentation required under Section 2.14(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.15(b) as if it were an assignee under subsection (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.11 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.15(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.16 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Commitments, Advances or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Advance or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent

(in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 8.08    Confidentiality.
Each of the Administrative Agent and the Lenders agree to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any state, federal or foreign authority or examiner regulating banks, banking or other financial institutions and any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by Applicable Law or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder or (iii) any credit insurance provider relating to the Borrower and its obligations; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or this Agreement or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to this Agreement; (h) with the consent of the Borrower; or (i) to the extent such Confidential Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Administrative Agent and each Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or any Lender in connection with the administration or servicing of this Agreement, the other Loan Documents and the Commitments. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.
SECTION 8.09    Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 8.10    Severability; Survival; Entire Agreement.
(a)In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired hereby.
(b)All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Advances, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Advance or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.
(c)The Loan Documents constitute the entire contract among the parties relative to the subject matter hereof. Any previous agreement, written or oral, among the parties with respect to the subject matter hereof is superseded by this Agreement, except (i) as expressly stated in any other Loan Document and (ii) for the Fee Letter.
SECTION 8.11    Execution in Counterparts.
This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement and the other Loan Documents by fax or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement and the other Loan Documents, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 8.12    Jurisdiction, Etc.
(a)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, THE COUNTY OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL

CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT IN THE COURTS OF ANY JURISDICTION.
(b)EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(c)BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.
SECTION 8.13    Waiver of Jury Trial.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY HERETO WARRANTS AND REPRESENTS THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.
SECTION 8.14    USA Patriot Act.
Each of the Lenders and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that (a) pursuant to the requirements of the USA Patriot Act

(Title III of Pub. L. 107-56 (signed into law as of October 26, 2001)) (as amended, restated, modified or otherwise supplemented from time to time, the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act and (b) pursuant to the Beneficial Ownership Regulation, it is required to obtain a Beneficial Ownership Certificate. The Borrower shall, and shall cause each of its subsidiaries to, provide to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.
SECTION 8.15    No Fiduciary Duty.
The Administrative Agent, the Arrangers, each Lender and each of their respective Affiliates and each of their respective officers, directors, controlling persons, employees, agents and advisors (collectively, solely for purposes of this Section 8.15, the “Lenders”) may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those the Borrower and its Affiliates, and none of the Lenders has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and the Borrower, its stockholders or its Affiliates. The Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Lenders is acting solely as a principal and not the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its Affiliates has advised or is currently advising the Borrower on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (iv) the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate. The Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim, and hereby waives and releases any claim to the fullest extent permitted by law, that any Lender (x) has rendered advisory services of any nature or respect, (y) has committed a breach of agency, fiduciary or similar duty, or (z) owes a duty of agency, fiduciary or similar duty to the Borrower, in each case in connection with such transaction or the process leading thereto.
SECTION 8.15    Defaulting Lenders.
(a)Defaulting Lender Adjustments.     Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 8.01.
(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 8.05 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (x) such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Advances of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender until such time as all Advances are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 8.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)Certain Fees. No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.03(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(iv)Reduction of Commitments. The Borrower may terminate the Commitment of any Lender that is a Defaulting Lender upon not less than three Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 8.16(a)(ii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender.

(b)Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be held pro rata by the Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed in writing by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
SECTION 8.17    Acknowledgement and Consent to Bail-In of Affected Financial Institutions.
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and
(b)the effects of any Bail-in Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 8.18    Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Advance, together with all fees, charges and other amounts which are treated as interest on such Advance under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender making such Advance in accordance with applicable law, the rate of interest payable in respect of such Advance hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and charges that would have been payable in respect of such Advance but were not payable as a result of the operation of this Section 8.18 shall be cumulated and the interest and charges payable to such Lender in respect of other Advances or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Applicable Margin to the date of repayment, shall have been received by such Lender.
SECTION 8.19    Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement,

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement, or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent, the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
SECTION 8.20    Eurodollar Rate Notification.
Section 8.21 of this Agreement provides a mechanism for determining an alternative rate of interest in the event that the London interbank offered rate is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Eurodollar Rate” or with respect to any alternative or successor rate thereto, or replacement rate therefor.
SECTION 8.21    Successor Eurodollar Rate Index
(a)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if the Administrative Agent determines that a Benchmark Transition Event or an Early Opt-in Event has occurred, the Administrative Agent and the Borrower may amend this Agreement to replace the Eurodollar Rate with a Benchmark Replacement; and any such amendment will become effective at 5:00 p.m. New York City time on the fifth (5th) Business Day after the Administrative Agent has provided such proposed amendment to all Lenders, so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Until the Benchmark Replacement is effective, each making, conversion and renewal of an Advance under the Eurodollar Rate option will continue to bear interest with reference to the Eurodollar Rate; provided however, during a Benchmark Unavailability Period (i) any pending selection of, conversion to or renewal of an Advance bearing interest under the Eurodollar Rate option that has not yet gone into effect shall be deemed to be a selection of, conversion to or renewal of the Base Rate option with respect to such Advance, (ii) all outstanding Advances bearing interest under the Eurodollar Rate option shall automatically be converted to the Base Rate option at the expiration of the existing Interest Period (or sooner, if Administrative Agent cannot continue to lawfully maintain such affected Advance under the Eurodollar Rate option) and (iii) the component of the Base Rate based upon the Eurodollar Rate will not be used in any determination of the Base Rate.
(b)Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(c)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement, (ii) the effectiveness of any Benchmark Replacement Conforming Changes and (iii) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or the Lenders pursuant to this Section 8.21 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 8.21.
(d)Certain Defined Terms. As used in this Section 8.21:
“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the Eurodollar Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the Eurodollar Rate with an alternate benchmark rate for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower (a) giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Eurodollar Rate with the applicable Benchmark Replacement (excluding such spread adjustment) by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for such replacement of the Eurodollar Rate for U.S. dollar-denominated syndicated credit facilities at such time and (b) which may also reflect adjustments to account for (i) the effects of the transition from the Eurodollar Rate to the Benchmark Replacement and (ii) yield- or risk-based differences between the Eurodollar Rate and the Benchmark Replacement.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the Eurodollar Rate:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Eurodollar Rate permanently or indefinitely ceases to provide the Eurodollar Rate; or
(2)     in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the Eurodollar Rate:
(1)     a public statement or publication of information by or on behalf of the administrator of the Eurodollar Rate announcing that such administrator has ceased or will cease to provide the Eurodollar Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Eurodollar Rate;
(2)     a public statement or publication of information by a Governmental Authority having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of the Eurodollar Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Eurodollar Rate, a resolution authority with jurisdiction over the administrator for the Eurodollar Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the Eurodollar Rate, which states that the administrator of the Eurodollar Rate has ceased or will cease to provide the Eurodollar Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Eurodollar Rate; or

(3)     a public statement or publication of information by the regulatory supervisor for the administrator of the Eurodollar Rate or a Governmental Authority having jurisdiction over the Administrative Agent announcing that the Eurodollar Rate is no longer representative.
“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Eurodollar Rate and solely to the extent that the Eurodollar Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the Eurodollar Rate for all purposes hereunder in accordance with Section 8.21 and (y) ending at the time that a Benchmark Replacement has replaced the Eurodollar Rate for all purposes hereunder pursuant to Section 8.21.
“Early Opt-in Event” means (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in this Section 8.21, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Eurodollar Rate.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

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IN WITNESS WHEREOF, each party hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

PUBLIC SERVICE COMPANY OF
OKLAHOMA, as the Borrower

By    /s/Renee V. Hawkins
Name: Renee V. Hawkins
Title: Assistant Treasurer

PUBLIC SERVICE COMPANY OF OKLAHOMA – CREDIT AGREEMENT

SUMITOMO MITSUI BANKING
CORPORATION, as Administrative Agent and as
Lender

By    /s/Katie Lee
Name: Katie Lee
Title: Director

PUBLIC SERVICE COMPANY OF OKLAHOMA – CREDIT AGREEMENT

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Lender

By    /s/ Keith Luettel
Name: Keith Luettel
Title: Managing Director

PUBLIC SERVICE COMPANY OF OKLAHOMA – CREDIT AGREEMENT

PNC BANK, NATIONAL ASSOCIATION, as
Lender

By    /s/ Kelly Sarver
Name: Kelly Sarver
Title: Vice President

PUBLIC SERVICE COMPANY OF OKLAHOMA – CREDIT AGREEMENT

KEYBANK NATIONAL ASSOCIATION, as
Lender

By    /s/ Renee M. Bonnell
Name: Renee M. Bonnell
Title: Senior Vice President

PUBLIC SERVICE COMPANY OF OKLAHOMA – CREDIT AGREEMENT

CREDIT AGRICOLE CORPORATE AND
INVESTMENT BANK, as Lender

By    /s/ Darrell Stanley
Name: Darrell Stanley
Title: Managing Director

By    /s/ Nimisha Srivastav
Name: Nimisha Srivastav
Title: Director

PUBLIC SERVICE COMPANY OF OKLAHOMA – CREDIT AGREEMENT

Schedule I

Schedule of Initial Lenders

Lender Name	Commitment
Sumitomo Mitsui Banking Corporation	$100,000,000
Wells Fargo Bank, National Association	$100,000,000
PNC Bank, National Association	$100,000,000
KeyBank National Association	$100,000,000
Credit Agricole Corporate and Investment Bank	$100,000,000
Total	$500,000,000

Schedule 4.01(m)

Significant Subsidiaries

None.